Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Global Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS, INC. ANNOUNCES INCREASE IN
TOTAL CONSIDERATION AND EXTENSION OF CONSENT DEADLINE IN
TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 7½% SENIOR SUBORDINATED NOTES DUE 2017

SANTA ANA, Calif., Feb. 9, 2009 -- Advanced Medical Optics, Inc. (AMO) [NYSE:EYE], announced today that, in connection with its previously announced cash tender offer for its outstanding 7½% Senior Subordinated Notes due 2017 (the “Notes”) (CUSIP No. 00763MAN8, ISIN No. US00763MAN83) and the related consent solicitation to amend the indenture governing the Notes, it has amended the offer to increase the Total Consideration and extend the Consent Deadline (as such terms are defined in the Offer to Purchase and Consent Solicitation Statement dated Jan. 27, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent).

The expiration time of the tender offer remains midnight EST on Tuesday, Feb. 24, 2009, unless extended or earlier terminated (the “Expiration Time”). The new Consent Deadline is midnight EST on Feb. 24, 2009, the same time as the Expiration Time, unless further extended or earlier terminated.

The Total Consideration to be paid for Notes that are validly tendered and not validly withdrawn at or prior to the Expiration Time has been increased to $1,155.00 for each $1,000 in principal amount of Notes, plus accrued and unpaid interest to, but not including, the settlement date.  The Total Consideration, as amended, includes a consent payment of $30.00 for each $1,000 principal amount of the Notes to holders who validly tender and do not validly withdraw their Notes and provide their consents to the proposed amendments to the indenture governing the Notes at or prior to the Expiration Time.

Holders who have previously validly tendered Notes do not need to re-tender their Notes or take any other action in response to this amendment to be eligible to receive the increased Total Consideration.

Except for the amendment to the Total Consideration and the extension of the Consent Deadline as described above, the Offer to Purchase and the related Letter of Transmittal and Consent remain in full force and effect.

By 9 a.m. EST on the business day following the Expiration Time (the “Acceptance Date”), the Company will accept for payment any and all Notes validly tendered and not withdrawn prior to the Expiration Time, subject to the terms and conditions of the tender offer and the consent solicitation.  Such payment will be made on or promptly following the Acceptance Date.

The tender offer and the consent solicitation remain subject to the satisfaction of certain conditions set forth in the Offer to Purchase.

The proposed amendments to the indenture governing the Notes would eliminate from the indenture all of the restrictive covenants (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the Notes when due), certain events of default and substantially all of the restrictions on the ability of AMO to merge or consolidate contained in the indenture and the Notes, and would waive any and all defaults resulting from the consummation of the transactions contemplated by the Merger Agreement.  Holders may not deliver consents to the proposed amendments without validly tendering their Notes in the tender offer, and holders may not revoke their consents to the proposed amendments without withdrawing their previously tendered Notes from the tender offer.

Morgan Stanley & Co. Incorporated is acting as Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation.  Persons with questions regarding the tender offer or the consent solicitation should contact Morgan Stanley toll-free at (800) 624-1808 or collect at (212) 761-5384.  Requests for documents should be directed to Georgeson, Inc., the Information Agent for the tender offer and the consent solicitation, at (212) 440-9800 (for Banks and Brokers) or (800) 259-3515 (for Noteholders).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.  The tender offer and the consent solicitation are being made pursuant to the tender offer and the consent solicitation documents, including the Offer to Purchase that AMO has distributed to holders of Notes.  The tender offer and the consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Advanced Medical Optics, Inc. (AMO)
AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages.  Products in the cataract line include monofocal intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery.  AMO owns or has the rights to such product brands as Tecnis®, Clariflex® and Sensar® IOLs; Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology; Healon® viscoelastics and the Baerveldt® glaucoma shunt. Products in the refractive line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices; excimer laser vision correction systems and treatment cards, and refractive implants.  AMO brands in the refractive business include iDesign™, iFS™, Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, IntraLase®, IntraLasik® and ReZoom®, Tecnis® Multifocal and Verisyse® IOLs.  Products in the eye care line include disinfecting solutions, enzymatic cleaners, lens rewetting drops and artificial tears.  Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink® branded products.  AMO is based in Santa Ana, California, and employs approximately 3,700 worldwide.  The company has operations in 27 countries and markets products in approximately 60 countries.  For more information, visit the company's Website at www.amo-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements about AMO, including statements regarding the settlement of Notes, elimination of restrictive covenants in the indenture governing the Notes, waver of default resulting from consummation of the Merger and satisfaction of certain conditions set forth in the Offer to Purchase.  All forward-looking statements in this press release represent AMO's judgment only as the date of this press release.  Actual events may differ from current expectations based on a number of factors including completion of the tender offer by Rainforest.  Therefore, the reader is cautioned not to rely on these forward-looking statements.  AMO disclaims any intent or obligation to update these forward-looking statements.  Additional information concerning AMO's risk factors may be found in previous press releases issued by AMO and AMO's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Risk Factors" in AMO's 2007 Form 10-K filed in March 2008 and its Form 10-Q filed in November 2008.

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